Exhibit 99.1

PACCAR Elects New Director

May 29, 2012, Bellevue, Washington – Mr. Luiz Kaufmann has been elected to the PACCAR Inc Board of Directors, effective July 1, 2012, according to Mark C. Pigott, PACCAR chairman and chief executive officer. “PACCAR is very pleased that Mr. Kaufmann will be joining the Board,” said Mark Pigott. “His decades of management experience in Brasil will provide a valuable perspective to PACCAR as we expand in this important market.”

Mr. Kaufmann is the managing partner of L. Kaufmann Consultants in Sao Paulo, Brasil. His Brazilian company provides investment banking services and operational leadership in mergers and acquisitions. He served as president and CEO of Medial Saude, a Brazilian health care company, from 2006-2008 and as a director from 2001-2006. During his 40-year professional career, he held CEO positions at several Brazilian companies including Aracruz Celulose, the largest eucalyptus pulp producer in the world, from 2003-2008, and Grupo Multiplic, a diversified financial group, and also served as the managing director of Arthur D. Little in Brasil. He has served as a director of GOL, a Brazilian airline, since 2004 and previously served as a director of several Brazilian companies including Vivo, the largest mobile telecom company in Brasil (2005-2009). He has an engineering degree from the Federal University of Paraná and a master’s degree in industrial engineering from the Illinois Institute of Technology.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines and provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.